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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                January 25, 2002
                                 Date of Report
                        (Date of Earliest Event Reported)

                             Tech Laboratories, Inc.
                            -------------------------
             (Exact name of Registrant as specified in its charter)


          New Jersey                    000-27592                22-1436279
-------------------------------  ------------------------   --------------------
(State or other jurisdiction of        (Commission            (I.R.S. Employee
incorporation or organization)          File No.)               I.D. Number)

      955 Belmont Avenue
   North Haledon, New Jersey                                       07508
-------------------------------                             --------------------
(Address of principal executive                                 (Zip Code)
            offices


                                 (973) 427-5333
                                ----------------
              (Registrant's telephone number, including area code)

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ITEM 5.           OTHER EVENTS.

         Tech Laboratories, Inc. (the "Company") issued a press release on January 28, 2002, announcing that an Event of Default occurred under its outstanding 6.5% convertible promissory notes. The outstanding principal and interest under the notes is $1,218,099. The Event of Default occurred due to the Company's non-payment of the first installment due under that certain Redemption Agreement dated January 11, 2002, related to the redemption by the Company from the holders of the notes originally issued in October 2000 (the "Notes"). Under the terms of the Redemption Agreement, the holders were entitled to receive in two installments (i) the first installment of $750,000 and 300,000 shares of stock on or before January 25, 2002, and (ii) on or before April 25, 2002, the second installment of an aggregate of $360,000 plus an additional $90,000 in cash or common stock, at the election of the Company, based upon the closing price of the shares of the Company's common stock on April 18, 2002.

         An Event of Default, as defined in the Notes, occurred when the Company did not make the first installment under the Redemption Agreement of $750,000 and deliver the 300,000 shares on or before Friday, January 25, 2002, and it allows each holder to elect to cancel any unfulfilled or future redemption and conversion and to accelerate payment of all outstanding principal and interest, or $1,218,099 due under the Notes.

         In the press release, the Company announced that it was unable to obtain sufficient financing prior to the due date of the first installment and is continuing to seek additional financing in an effort to redeem the Notes. If financing can be obtained on terms acceptable to the Company, any cure of the Event of Default under the Notes, and any redemption of the Notes would be subject to approval by the holders of the Notes.

(c)      EXHIBITS.

         99.1     Press Release dated January 28, 2002.


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                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                  Tech Laboratories, Inc.

Date:  January 30, 2002
                                                  By: /s/ Bernard M. Ciongoli
                                                     ---------------------------
                                                  Bernard M. Ciongoli, President